UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

Park Hotels & Resorts Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37795	36-2058176
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 Tysons Blvd., Suite 1000, McLean, VA		22102
(Address of Principal Executive Offices)		(Zip Code)

(703) 584-7979

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2017, Messrs. Robert G. Harper and Tyler S. Henritze each notified Park Hotels & Resorts Inc. (the “Company”) that he was resigning as a director on the Company’s Board of Directors (the “Board”), effective immediately. Neither Messrs. Harper nor Henritze resigned from the Board as the result of any disagreement with the Company, the Board or the management of the Company. The Company's Board of Directors has no immediate plans to appoint a replacement for either of Messrs. Harper or Henritze.

Messrs. Harper and Henritze were originally appointed in connection with the Stockholder Agreement, dated January 2, 2017 (the “Blackstone Stockholder Agreement”), between the Company and affiliates of The Blackstone Group, L.P. (collectively, the “Blackstone Selling Stockholders”).  On December 1, 2017, the Blackstone Selling Stockholders announced the completion of their sale of 16.8 million shares of the Company’s common stock.  As a result of such sale, the Blackstone Stockholder Agreement was terminated in accordance with its terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Park Hotels & Resorts Inc.

Date: December 6, 2017	By:	/s/ Thomas C. Morey
Thomas C. Morey
Senior Vice President and General Counsel